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                                     Appendix A-1

                      AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

     Amendment made this 21st day of August 1990, among FBL VARIABLE INSURANCE SERIES FUND (the "Fund") and FBL INVESTMENT ADVISORY SERVICES, INC., ("FBL") to the Investment Advisory Agreement dated April 6, 1987, between the Fund and FBL (the "Agreement").

     WHEREAS, the Fund, is an open-end, diversified, management investment company, organized as a Series Fund, registered under the Investment Company Act of 1940, as amended ("1940 Act");

     AND WHEREAS, the Fund wishes to retain FBL to render management and investment advisory services to the one (1) additional Series of the said Fund, namely, the Blue Chip Portfolio recently authorized by the Fund and FBL is willing to furnish such services to the Fund.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. The Agreement is hereby amended to apply to the Blue Chip Series in all respects, except as amended hereby.

     2. FBL agrees to perform all duties for the Series set forth in the Agreement for a consideration at an annual rate of .20% of the average daily value of the net assets of the Series.

     3. The Agreement as amended hereby is ratified and continued in all respects.

     IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed and delivered by the persons designated below as of the day and year first above written.

     FBL INVESTMENT ADVISORY                      FBL VARIABLE INSURANCE
     SERVICES, INC.                               SERIES FUND


     By:/s/Wiliam J. Oddy                         By:/s/ Merlin D. Plagge
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      By:/s/ Timothy J. Hoffman                   By:/s/ Eugene R. Maahs
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